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                                                                       EXHIBIT 5

                                                               February 26, 1996

Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, NJ 08933

Ladies and Gentlemen:

     I am Associate General Counsel of Johnson & Johnson, a New Jersey corporation (the "Company"), and I am familiar with the post-effective amendment (the "Post-Effective Amendment") on Form S-8 to the Company's registration statement on Form S-4 (Registration Number 333-391-01) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended. The Post-Effective Amendment relates to 1,161,132 shares of the Company's Common Stock, par value $1.00 per share (the "Shares"), which will be issuable upon the exercise of stock options granted under The Cordis Corporation Non-Qualified Stock Option Plan, The Cordis Corporation Director Non-Qualified Stock Option Plan and the Webster Laboratories, Inc. 1992 Stock Plan (together, the "Plans"), which have been assumed by the Company in connection with the merger of JNJ Merger Corp., a Florida corporation and a wholly-owned subsidiary of the Company ("JNJ"), into Cordis Corporation, a Florida corporation ("Cordis"), pursuant to the terms of an Agreement and Plan of Merger dated as of November 12, 1995 (the "Merger Agreement") among the Company, JNJ and Cordis.

     I have reviewed the Company's Restated Certificate of Incorporation and By-Laws and such other corporate records of the Company and documents and certificates of public officials and others as I have deemed necessary as a basis for the opinion hereinafter expressed.

     Based on the foregoing and having regard for such legal considerations as I deem relevant, I am of the opinion that the Shares when issued and delivered in accordance with the terms of the options issued under the Plans, as assumed by the Company pursuant to the Merger Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     I hereby consent to the filing of this opinion as an exhibit to the Post-Effective Amendment.

                                          Very truly yours,

                                                   /s/  JOSPEH S. ORBAN

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                                                     JOSEPH S. ORBAN